Exhibit 99.1

              CARDIODYNAMICS ANNOUNCES AGREEMENT WITH PREMIER, INC.

        Vermed Awarded Multi-Source, $25 Million Annual Contract SAN DIEGO, April 28 /PRNewswire-FirstCall/ -- CardioDynamics (Nasdaq: CDIC), the innovator and leader of impedance cardiography (ICG) technology, today announced that Vermed, a wholly-owned subsidiary of the Company, has entered into a three-year, multi-source contract with Premier Purchasing Partners, LLP, the group purchasing division of Premier, Inc. and one of the largest healthcare alliances in the United States. Vermed was one of three vendors awarded the multi-source contract that commences July 1, 2005, to offer Premier's members ECG electrodes, lead wires, and cables. CardioDynamics estimates the total annual national sales volume for this Premier award to be approximately $25 million.

        Michael K. Perry, CEO of CardioDynamics, stated, "This contract provides Vermed access to a significantly expanded customer base which previously was not available to us. We are proud that Vermed was chosen out of multiple companies to serve Premier members. Our goal is to attain at least one-third of the total business by the third year of the contract which would result in over 80% growth from current Vermed revenue levels. We will continue to aggressively pursue similar opportunities to propel the growth of our sensor business."

About Premier, Inc.

        Premier, Inc., is a strategic alliance owned by 200 of the nation's leading not-for-profit hospital and healthcare systems. These systems operate or are affiliated with 1,500 hospital facilities in 50 states and hundreds of other non-acute care sites. Premier supports healthcare providers in the key areas of strategic sourcing, supply chain improvement, comparative operations and clinical data/quality benchmarking and consulting, as well as insurance. Premier is headquartered in San Diego, CA, with offices in Chicago, IL and Charlotte, NC. For more information, please visit www.premierinc.com.

About Vermed:

        Vermed, a wholly-owned subsidiary of CardioDynamics, is the fourth largest supplier of disposable electrodes and related supplies utilized in ECG and other diagnostic procedures in the U.S. The company has developed an excellent reputation for providing top-quality electrodes to a diverse client base of over 3,800 medical suppliers, facilities and physicians. CardioDynamics acquired Vermed in March, 2004.

About CardioDynamics:

        CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

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Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as potential growth rates, success of strategic partner relationships including the percentage of Premier ECG contract revenue achieved, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2004 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

SOURCE  CardioDynamics
    -0-                             04/28/2005
    /CONTACT: Bonnie Ortega, Investor Relations, Ext. 1005, bortega@cardiodynamics.com, or Irene Paigah, Media Relations, Ext. 1012, ipaigah@cardiodynamics.com, both of CardioDynamics, +1-888-522-2342/
    /Web site:  http://www.cdic.com /
    /Web site:  http://www.premierinc.com /